UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
_______________

Filed by the Registrant	[X]
Filed by a Party other than the Registrant	[ ]

Check the appropriate box:
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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

OLD POINT FINANCIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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R. F. Shuford
Chairman & President

April 17, 2014

Dear Fellow Stockholders:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Old Point Financial Corporation, the holding company for The Old Point National Bank of Phoebus and Old Point Trust & Financial Services, N.A. The meeting will be held on Tuesday, May 27, 2014 at 6:00 p.m. at The Hampton Roads Convention Center, 1610 Coliseum Drive, Hampton, Virginia. The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting. Also accompanying the proxy statement is our 2013 Annual Report to Stockholders that will be reviewed at the Annual Meeting.

We are pleased to be using the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of this Proxy Statement and our 2013 Annual Report to Stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to obtain a paper copy of our proxy materials, including the Proxy Statement, our 2013 Annual Report to Stockholders and a proxy card. All stockholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail. We believe that this process will benefit our stockholders by expediting their receipt of the proxy materials, reducing the cost of printing and distributing our proxy materials and conserving natural resources.

Please complete, sign, date, and return your proxy card or follow the instructions on your proxy card or Notice of Internet Availability of Proxy Materials to vote by telephone or over the Internet as soon as possible. Whether or not you will be able to attend the Annual Meeting, it is important that your shares be represented and your vote recorded. If you decide to attend the Annual Meeting in person, you can revoke your proxy any time before it is voted at the Annual Meeting (provided that, if your shares are held in "street name" through a bank, broker or other holder of record, and you plan to vote in person at the Annual Meeting, you should contact your bank, broker or agent to obtain a legal proxy or broker's proxy card to bring to the meeting as proof of your authority to vote the shares).

We appreciate your continuing loyalty and support of Old Point Financial Corporation.

Sincerely,

Robert F. Shuford, Sr.
Chairman of the Board and President

OLD POINT FINANCIAL CORPORATION
1 West Mellen Street, P.O. Box 3392, Hampton, Virginia 23663

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OLD POINT FINANCIAL CORPORATION
1 West Mellen Street
Hampton, Virginia 23663
_______________________________________________________________

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
________________________________________________________________

TO BE HELD MAY 27, 2014

The 2014 Annual Meeting of Stockholders of Old Point Financial Corporation (the "Company") will be held at The Hampton Roads Convention Center, 1610 Coliseum Drive, Hampton, Virginia, on Tuesday, May 27, 2014, at 6:00 p.m. for the following purposes:

1.	To elect 13 directors to the Board of Directors of the Company to serve until the 2015 Annual Meeting of Stockholders, as described in the proxy statement accompanying this notice;

2.	To approve, in an advisory, non-binding vote, the compensation of the Company's named executive officers as disclosed in the accompanying proxy statement;

3.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 18, 2014 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Louis G. Morris
Secretary to the Board

April 17, 2014

IMPORTANT NOTICE

Please complete, sign, date, and return your proxy card in the accompanying postage paid envelope or follow the instructions on your proxy card or Notice of Internet Availability of Proxy Materials to vote by telephone or over the Internet so that your shares will be represented at the meeting. Stockholders attending the meeting may personally vote on all matters that are considered, in which event their signed proxies are revoked (provided that, if your shares are held in "street name" through a bank, broker or other holder of record, and you plan to vote in person at the Annual Meeting, you should contact your bank, broker or agent to obtain a legal proxy or broker's proxy card to bring to the meeting as proof of your authority to vote the shares). If you vote by Internet or telephone, please do not mail your proxy card.

OLD POINT FINANCIAL CORPORATION
1 West Mellen Street
Hampton, Virginia 23663

________________________________________________________

PROXY STATEMENT
________________________________________________________

2014 ANNUAL MEETING OF STOCKHOLDERS
To be held on May 27, 2014

General

This proxy statement is furnished to holders of the common stock of Old Point Financial Corporation (the "Company") in connection with the solicitation by and on behalf of the Company's Board of Directors of proxies to be used at the Company's 2014 Annual Meeting of Stockholders (the "Annual Meeting") to be held Tuesday, May 27, 2014, at 6:00 p.m. at The Hampton Roads Convention Center, 1610 Coliseum Drive, Hampton, Virginia.

Electronic Notice and Mailing; Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 27, 2014.

Pursuant to the rules promulgated by the Securities and Exchange Commission (the "SEC"), the Company has elected to make its proxy materials available to stockholders on the Internet or by delivering paper copies of these materials by mail. Accordingly, on or about April 17, 2014, the Company mailed a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") to some stockholders and mailed paper copies of the proxy materials to some stockholders. If you received a Notice of Internet Availability by mail, you will not automatically receive a paper copy of the proxy materials by mail. Instead, the Notice of Internet Availability contains instructions on how to access and review this proxy statement, form of proxy card and our 2013 Annual Report to Stockholders and vote via the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability. As of April 17, 2014, and for a period through the date of the Annual Meeting, all stockholders will have the ability to access all of the proxy materials at www.envisionreports.com/opof.

The proxy materials include:

* Our proxy statement for the Annual Meeting;
* Our 2013 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and
* Our proxy card.

Voting and Revocation of Proxies

If you are a stockholder of record, you may vote in person at the Annual Meeting or by proxy. You may vote your shares by proxy in one of the following ways: (1) use the toll-free number on the proxy card to submit your proxy via telephone; (2) visit the website shown on your proxy card or Notice of Internet Availability to submit your proxy via the Internet; or (3) if you have received a printed copy of our proxy materials, complete, sign, date and return the proxy card in the postage paid envelope provided with such printed materials.

If your shares are held in "street name," through a broker or other nominee, that institution will send you separate instructions describing the procedure for voting your shares and you will need to follow those instructions in order to vote your shares. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your brokerage firm on your vote instruction form. As the record holder of your shares, your broker is required to vote your shares according to your instructions. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your broker, it will still be able to vote your shares with respect to certain "routine" items, but will not be allowed to vote your shares with respect to certain "non-routine" items. The ratification of Yount, Hyde & Barbour, P.C. as our independent registered public accounting firm (proposal three) is considered to be a routine item under the NYSE rules and your broker will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (proposal one), and the advisory vote on the compensation of the Company's named executive officers (proposal two), are "non-routine" items. If you do not instruct your broker how to vote with respect to these items, your broker may not vote your shares with respect to these proposals. "Broker non-votes" are shares held by customers that may not be voted on certain matters because the broker has not received specific instructions from the customers.

If you are a stockholder of record, you may change or revoke your proxy at any time before your shares are voted at the Annual Meeting, by any of the following methods: (1) submit a written notice of revocation to the Secretary of the Company by the close of business on May 26, 2014; (2) submit a completed proxy card bearing a later date than your original proxy card by the close of business on May 26, 2014; (3) use the toll-free number shown on the proxy card to submit your proxy via telephone, by 6:00 p.m., Eastern time, May 27, 2014; (4) visit the website shown on your proxy card or Notice of Internet Availability and follow the instructions to submit your proxy via the Internet, by 6:00 p.m., Eastern time, May 27, 2014; or (5) attend the Annual Meeting and request to vote in person.

If your shares are held in "street name" through a bank, broker or other holder of record, you should follow the instructions from your bank, broker or agent to revoke your proxy or change your vote.

Voting your shares via telephone or via the Internet, or sending in a proxy card will not affect your right to attend the Annual Meeting and to vote in person. If your shares are held in "street name" through a bank, broker or other holder of record, and you plan to vote in person at the Annual Meeting, you should contact your bank, broker or agent to obtain a legal proxy or broker's proxy card to bring to the meeting as proof of your authority to vote the shares.

Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a stockholder specifies how the proxy is to be voted with respect to any proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a stockholder fails to specify with respect to such proposals, the proxy will be voted FOR the election of the director nominees in proposal one; FOR approval of the compensation of the Company's named executive officers in proposal two; and FOR the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company's independent registered public accounting firm in proposal three, as set forth in the accompanying notice and further described herein.

Voting Rights of Stockholders

Only those stockholders of record at the close of business on March 18, 2014, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. The number of shares of common stock of the Company outstanding and entitled to vote at the Annual Meeting is 4,959,009. The Company has no other class of stock outstanding. The presence of a majority of the shares entitled to be voted, represented in person or by proxy, will constitute a quorum for the transaction of business.

Each share of Company common stock entitles the record holder thereof to one vote for each matter to be voted upon at the Annual Meeting, except that in the election of directors cumulative voting entitles a stockholder to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares owned by such stockholder or to distribute his or her votes on the same principle between two or more nominees as he or she sees fit. The Board of Directors will instruct the proxies to use cumulative voting, if necessary, to elect all or as many of the nominees as possible. Shares for which the holder has elected to abstain or to withhold the proxies' authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to a matter.

With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving the greatest number of affirmative votes cast at the Annual Meeting, even though less than a majority, will be elected directors; therefore, votes withheld and broker non-votes will have no effect.

For all other proposals, votes may be cast in favor or against, or stockholders may abstain from voting. Approval of these other proposals (including the advisory vote to approve executive compensation and the ratification of the Company's independent registered public accounting firm) requires an affirmative vote of a majority of the votes cast on the matter. Thus, although abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, they are generally not counted for purposes of determining whether such a matter has been approved and will have no effect.

Directions to Annual Meeting

To obtain directions to attend the Annual Meeting and vote in person, please contact Sandra Routten, the Company's Corporate Administrative Officer, at (757) 728-1231.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. Solicitations will be made only by the use of the mail, except that officers and regular employees of the Company, The Old Point National Bank of Phoebus (the "Bank") and Old Point Trust & Financial Services, N.A. (the "Trust Company") may make solicitations of proxies in person or by telephone or mail, acting without compensation other than their regular compensation. We anticipate that brokerage houses and other nominees, custodians, and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this connection.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the share ownership as of March 18, 2014, of the stockholders known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Company's common stock, with the exception of Old Point Trust & Financial Services, N.A., which shows the share ownership as of February 28, 2014.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Old Point Trust & Financial Services, N.A. 11780 Jefferson Avenue, Suite D Newport News, Virginia 23606	965,523 (2)	19.5%
James Reade Chisman 609 Washington Street Hampton, Virginia 23669	365,249 (3) (4)	7.4%
Robert F. Shuford, Sr. 1 West Mellen Street P.O. Box 3392 Hampton, Virginia 23663	559,729 (3) (5)	11.3%
VuBay Foundation P.O. Box 3552 Hampton, Virginia 23663	259,552 (6)	5.2%
Ann DeVenny Wallace 2626 South Lynn Street Arlington, Virginia 22202-2264	267,171 (3)	5.4%
PL Capital Group 20 East Jefferson Avenue, Suite 22 Naperville, IL 60540	269,808 (7)	5.4%

(1)
For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act") under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.

(2)
According to information provided to the Company by the Trust Company, as of February 28, 2014, the Trust Company had sole voting power with respect to 484,650 of these shares, sole dispositive power with respect to 454,597 of these shares and shared dispositive power with respect to 40,452 of these shares, but as a matter of state law, the Trust Company must refrain from voting any of these shares unless a co-fiduciary is appointed for the sole purpose of voting the shares. The Trust Company has no voting power (sole or shared) with respect to 480,873 of these shares and has no dispositive power (sole or shared) with respect to 470,474 of these shares. The 965,523 shares are held by the Trust Company as trustee of various trust accounts, of which no trust accounts hold more than 5% of the Company's outstanding shares.

(3)
According to information provided to the Company by VuBay Foundation, James Reade Chisman, Robert F. Shuford, Sr. and Ann DeVenny Wallace (the "VuBay information"), as of February 28, 2014, Mr. Chisman has sole voting and dispositive power with respect to 64,229 shares and shared voting and dispositive power with respect to 298,520 shares. Mr. Shuford, Sr. has sole voting and dispositive power with respect to 149,341 shares and shared voting and dispositive power with respect to 401,283 shares. Ms. Wallace has sole voting and dispositive power with respect to 7,619 shares and shared voting and dispositive power with respect to 259,552 shares. Mr. Chisman, Mr. Shuford, Sr. and Ms. Wallace each disclaim any beneficial interest in 259,552 of the shares that he or she may be deemed to beneficially own by virtue of his or her position as a director of VuBay Foundation, the holder of record of 259,552 shares. In their capacities as directors of VuBay Foundation, Mr. Chisman, Mr. Shuford, Sr. and Ms. Wallace each share with the other two directors voting and dispositive power with respect to the shares held by VuBay Foundation.

(4)	See also footnote 2 on page 6 and footnote 5 on page 7.

(5)	See also footnote 2 on page 6 and footnote 11 on page 7.

(6)
According to the VuBay information, as of February 28, 2014, VuBay Foundation has sole voting and sole dispositive power with respect to these 259,552 shares. VuBay Foundation's decision with respect to a vote or disposition of these 259,552 shares is dictated by the majority vote of the three directors of VuBay Foundation, who share voting and dispositive power with respect to the shares owned by VuBay Foundation, as described in footnote 3 to this table.

(7)
Based solely on information as of December 26, 2013 contained in Schedule 13D filed with the SEC on January 3, 2014 by PL Capital Group. According to the Schedule 13D, PL Capital, LLC has shared voting and dispositive power with respect to 224,501 shares, Financial Edge Fund, L.P. has shared voting and dispositive power with respect to 140,600 shares, Financial Edge—Strategic Fund, L.P. has shared voting and dispositive power with respect to 61,000 shares, PL Capital/Focused Fund, L.P. has shared voting and dispositive power with respect to 22,901 shares, Goodbody/PL Capital, L.P. has shared voting and dispositive power with respect to 45,307 shares, Goodbody/PL Capital, LLC has shared voting and dispositive power with respect to 45,307 shares, PL Capital Advisors, LLC has shared voting and dispositive power with respect to 269,808 shares, John W. Palmer has shared voting and dispositive power with respect to 269,808 shares, and Richard J. Lashley has shared voting and dispositive power with respect to 269,808 shares.

The following table shows, as of March 18, 2014, the beneficial ownership of the Company’s common stock by each director, director nominee, and the named executive officers, and by all directors and executive officers of the Company as a group.

Name	Amount and Nature of Beneficial Ownership(1) (2)		Percent of Class
Stephen C. Adams	3,187	(3)	0.1%
James Reade Chisman	365,249	(4)(5)	7.4%
Russell Smith Evans, Jr.	17,713	(6)	0.4%
Michael A. Glasser	2,894		0.1%
Dr. Arthur D. Greene	14,897		0.3%
Stephen D. Harris	34,398	(7)	0.7%
John Cabot Ishon	50,375	(8)	1.0%
John B. Morgan, II	14,342	(9)	0.3%
Louis G. Morris	61,502		1.2%
Dr. H. Robert Schappert	174,511	(10)	3.5%
Robert F. Shuford, Sr.	559,729	(4)(11)	11.3%
Robert F. Shuford, Jr.	29,215	(12)	0.6%
Ellen Clark Thacker	97,492	(13)	2.0%
Joseph R. Witt	8,270		0.2%
Laurie D. Grabow	8,051	(14)	0.2%
All directors & executive officers as a group (17 persons)	1,225,338	(15)	24.4%

(1)
For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.

(2)
Includes shares that may be acquired within sixty days of February 28, 2014 pursuant to the exercise of stock options granted under the Old Point Financial Corporation 1998 Stock Option Plan – ("1998 Option Plan") – Mr. Adams, 0 shares; Mr. Chisman, 2,500 shares; Mr. Evans, 2,500 shares; Mr. Glasser, 0 shares; Dr. Greene, 2,500 shares; Mr. Harris, 2,500 shares; Mr. Ishon, 2,500 shares; Mr. Morgan, 2,500 shares; Mr. Morris, 9,105 shares; Dr. Schappert, 2,500 shares; Mr. Shuford, Sr., 9,105 shares; Mr. Shuford, Jr., 6,250 shares; Mrs. Thacker, 2,500 shares; Mr. Witt, 1,250 shares; Mrs. Grabow, 6,250 shares; Mr. Jordan, II, 6,250 shares; and Ms. Burroughs, 3,125 shares.

(3)	Includes 93.5031 shares as to which Mr. Adams shares voting and investment power.

(4)	See footnote 3 on page 4.

(5)
Includes 21,500 shares held by Mr. Chisman's spouse, as to which Mr. Chisman shares voting and investment power through a power of attorney and 17,468 shares held by Mountain Eagle Co., of which Mr. Chisman is President and has shared voting and investment power.

(6)	Includes 7,088 shares held by Mr. Evans' spouse, as to which Mr. Evans has no voting or investment power.

(7)	Includes 947.8921 shares as to which Mr. Harris shares voting and investment power. Mr. Harris is not standing for re-election as director of the Company at the Annual Meeting.

(8)	Includes 7,500 shares as to which Mr. Ishon shares voting and investment power, and 15,210 shares held by Mr. Ishon's spouse, as to which Mr. Ishon has no voting or investment power.

(9)
Includes 375 shares held by Mr. Morgan's spouse, as to which Mr. Morgan has no voting or investment power, and 5,091.7227 shares held by Morgan-Marrow Insurance, of which Mr. Morgan is President and as to which Mr. Morgan has shared voting and investment power.

(10)
Includes 2,925 shares as to which Dr. Schappert shares voting and investment power, and 726 shares held by Dr. Schappert's spouse, as to which Dr. Schappert has no voting or investment power, and 113,917 shares held in a trust for Dr. Schappert's spouse for which Dr. Schappert serves as co-trustee.

(11)	Includes 141,731 shares held by Mr. Shuford, Sr.'s spouse, as to which Mr. Shuford, Sr. shares voting and investment power and 23,856 shares that are pledged as collateral.

(12)
Includes 2,599.0342 shares held by Mr. Shuford, Jr.'s spouse as custodian for their children under the Uniform Transfer to Minors Act and an additional 191.1460 shares held by his spouse as to which Mr. Shuford, Jr. has no voting or investment power, and 4,312 shares that are pledged as collateral.

(13)	Includes 76,692 shares as to which Mrs. Thacker shares voting and investment power, and 835 shares as to which Mrs. Thacker has no voting or investment power.

(14)	Includes 1,184.4377 shares as to which Mrs. Grabow shares voting and investment power.

(15)
Includes 1,032.2130 shares beneficially owned by Melissa L. Burroughs, Executive Vice President/Chief Lending Officer, as to which Ms. Burroughs shares voting and investment power. Includes 32,653.1515 shares beneficially owned by Eugene M. Jordan, II, President/Old Point Trust & Financial Services, 7,700 of which Mr. Jordan, II shares voting and investment power and 1,062 of which are held by Mr. Jordan's spouse, as to which Mr. Jordan, II has no voting or investment power. Also includes 4,552.6971 shares held by Mr. Jordan, II's spouse as custodian for her children under the Uniform Transfer to Minors Act, as to which Mr. Jordan, II has no voting or investment power. Also includes 1,464 shares held in a Trust for Mr. Jordan, II's spouse, as to which he has no voting or investment power.

PROPOSAL ONE
ELECTION OF DIRECTORS

In Memoriam – Dr. Richard F. Clark

Dr. Richard F. Clark, a member of the Board of Directors of Old Point Financial Corporation and Old Point National Bank for 32 years, passed away on November 12, 2013. Dr. Clark was a member of the Board of Directors from 1981 until his passing, helping guide the development of the Company from a small community bank on the Peninsula to a bank with 18 branches in the Hampton Roads area. He also served as a director on the Board of Old Point Trust & Financial Services, N.A. since 2000 when it was formed. Dr. Clark will be greatly missed.

The thirteen persons named below, all of whom currently serve as directors of the Company, will be nominated to serve as directors until the 2015 Annual Meeting, or until their successors have been duly elected and have qualified. Stephen D. Harris, a current director who has served as a director of the Company since 1988, determined not to stand for re-election to the Board at the Annual Meeting. In connection with Mr. Harris not standing for re-election at the Annual Meeting, the Board has reduced its size to 13 members effective as of the Annual Meeting. Robert L. Riddle, who served as a director of the Company since 2006 resigned in November 2013 for personal reasons. Upon the initial recommendation of Dr. Greene, Chairman of the independent directors, the Board of Directors appointed Mr. Adams, effective February 11, 2014, to serve as a director until the Annual Meeting. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. The Company's Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Company's Board.

Each nominee possesses characteristics that led the Board to conclude that he or she should serve as a director. The specific experience, qualifications, attributes and/or skills that the Board believes each nominee possesses are discussed immediately following the table below.

Name (Age)	Director Since (1)	Principal Occupation For Past Five Years
Stephen C. Adams (63)	2014	Group Vice President/Chief Financial Officer The POMOCO Group, Inc.
James Reade Chisman (70)	2003	President, J. R. Chisman Development Company, a commercial & residential construction company
Russell Smith Evans, Jr. (71)	1993	Retired, Assistant Treasurer and Corporate Fleet Manager, Ferguson Enterprises, Inc.
Michael A. Glasser (60)	2009	Attorney-at-Law, Member Glasser & Glasser, P.L.C.
Dr. Arthur D. Greene (69)	1994	Retired Sentara Healthcare Administrator Retired Orthopaedic Surgeon
John Cabot Ishon (67)	1989	President, Hampton Stationery
John B. Morgan, II (67)	1994	President, Morgan-Marrow Insurance Company
Louis G. Morris (59)	2000	President & CEO, Old Point National Bank

Dr. H. Robert Schappert (75)	1996	Retired – President, Beechmont Veterinary Associates, Ltd.
Robert F. Shuford, Sr. (76)	1965	Chairman of the Board, President & CEO, Old Point Financial Corporation; Chairman of the Board, Old Point National Bank
Robert F. Shuford, Jr. (49)	2009	Senior Executive Vice President Chief Operating Officer, Old Point National Bank
Ellen Clark Thacker (52)	2006	Executive Director, Peninsula SPCA Former Executive Director, Gloucester-Mathews Humane Society; Former General Manager, BFI Waste Services, L.L.C.
Joseph R. Witt (53)	2007	Senior Executive Vice President Chief Administrative Officer Old Point National Bank; Former Treasurer – Ferguson Enterprises, Inc.

(1)
If prior to 1984, refers to the year in which the individual first became a director of the Bank. All present directors of the Company are also directors of the Bank. Messrs. Chisman, Ishon, Shuford, Sr., Witt, Mrs. Thacker, and Dr. Greene are also directors of the Trust Company.

Stephen C. Adams – Mr. Adams received his B.S. degree from McIntire School of Commerce, University of Virginia and his Master of Science degree in Accounting from the University of Virginia. He previously worked at Financial Accounting Standards Board from 1974-1976; at Peat Marwick Mitchell (currently KPMG) CPAs from 1976-1979; Hart, Adams Toney CPAs from 1979-1986; and from 1986 to the present at The POMOCO Group. Mr. Adams is well known in the community and serves on many local boards and civic organizations. His past and present expertise in the financial arena makes him a valuable member for serving on the Company's Audit Committee. Mr. Adams also served on the Company's Peninsula Regional Board until his election to the Company's and the Bank's Boards of Directors.

James Reade Chisman – Mr. Chisman received his A.S. degree from Bluefield Junior College and his B.S. degree from the University of Richmond. He has owned and operated J. R. Chisman Development Company for 26 years. He was vice president of Chisman Company for 7 years and from 1965 to 1980 he was vice president of WVEC TV station. Mr. Chisman is well known in the community and serves on many local boards. His expertise in the real estate arena makes him a valuable member of the Real Estate and Branch Committee. Mr. Chisman's prior experience as management in Chisman Company and the TV station also makes Mr. Chisman an asset to the Company's Strategic Planning Committee, Compensation and Benefits Committee, Real Estate and Branch Committee, and Directors Loan Review Committee, as well as to the Company's Board. Mr. Chisman also serves on the Trust Company's Board.

Russell Smith Evans, Jr. – Mr. Evans served in the Army as an officer and retired medically from combat wounds. He is a graduate of Virginia Military Institute, where he received a B.A. in History, and received his M.B.A. from the College of William & Mary. He was employed at Ferguson Enterprises, a Wolseley Company, for 37 years and held the title of Assistant Treasurer/Corporate Fleet Manager. Mr. Evans is a member of the Finance Committee at First United Methodist Church in Hampton. The Board feels that his financial expertise qualifies Mr. Evans as an audit committee financial expert for our Audit Committee. He also serves on the Compensation and Benefits Committee, Investment Committee, Insurance Committee, Directors Loan Committee and Real Estate and Branch Committee. The Board feels that this financial expertise also makes Mr. Evans an asset to the Company's Board.

Michael A. Glasser – Mr. Glasser received a B.A. in Government from the University of Virginia and a law degree from the University of Richmond Law School. He has been practicing law for over 35 years. A few of the diverse areas of his practice include: representation of banks, credit unions, and financial services companies; commercial litigation; commercial disputes; and arbitration. Mr. Glasser is involved in many civic and professional organizations and prior to being elected to the Bank Board, he had prior experience serving on another local bank board. Mr. Glasser serves on the Directors Loan Review Committee, Strategic Planning Committee and Real Estate and Branch Committee. He is also Chairman of the Bank's Southside Regional Board. We feel that his experience representing financial services companies and serving on another bank's board provides insight that makes Mr. Glasser a valuable asset to the Company's Board.

Dr. Arthur D. Greene – Dr. Greene received his B.S. from Knoxville College and his M.D. from Howard University College of Medicine. Dr. Greene completed his internship in general surgery at Akron General Hospital and his residency in Orthopaedic Surgery at Akron General Hospital and Pediatric Orthopaedic Surgery at Akron Children's Hospital. He also served in the U.S. Army Medical Corps as Chief of Orthopaedics at Kenner Army Hospital. He practiced medicine for 35 years. Dr. Greene began his private practice in 1977 and joined the practice of Tidewater Orthopaedic Associates with two large offices in Hampton and Newport News, of which he was a partner. He worked as an Administrator at Sentara Careplex Hospital until December 31, 2011, where he was responsible for much of the day-to-day responsibilities of medical affairs. Dr. Greene served as a director of Sentara Healthcare and is involved in many professional organizations in the community. Dr. Greene serves on the Company's Audit Committee, Executive Committee, and is Chairman of the Board Risk Committee and Chairman of the Compensation and Benefits Committee. He is also Chairman of the Trust Company Board. The Board feels that the multiple degrees of expertise make Dr. Greene an asset to the Company's Board.

John Cabot Ishon – Mr. Ishon is a 1969 graduate of Virginia Military Institute with a B.S. in Biology. After graduation he taught and coached at Thomas Eaton Junior High School. He later left teaching and joined the family business of Hampton Stationery that serves the Hampton Roads area. This business supplies office furniture, luggage and training room furniture and equipment. Mr. Ishon is very active in the community and serves on many local boards. Mr. Ishon serves on the Trust Company's Board, the Strategic Planning Committee, Board Risk Committee, Real Estate and Branch Committee, Investment Committee, Insurance Committee and is Chairman of the Directors Loan Committee. Mr. Ishon is Co-Chairman of the Bank's Peninsula Regional Board. The Board feels that Mr. Ishon's extensive financial and management background and involvement in the community make him an excellent candidate to serve as a director of the Company.

John B. Morgan, II – Mr. Morgan is President of Morgan-Marrow Insurance Company with offices in Hampton, Virginia Beach and Richmond. He has been with Morgan-Marrow for 44 years. He attended North Carolina Wesleyan College and has a designation in Chartered Property and Casualty Underwriters. Mr. Morgan also received his Accredited Advisor in Insurance in 1993 from the Insurance Institute of America. He is responsible for many of the day-to-day decisions for his company. Mr. Morgan is involved in many professional and civic organizations in the community. He also serves on the Investment Committee, Directors Loan Committee, and Strategic Planning Committee. The Board feels that his extensive understanding of management provides the Board with an invaluable resource for assessing and managing risks and strategic planning for the Company and this background makes Mr. Morgan a valuable asset to the Company's Board.

Louis G. Morris – Mr. Morris has been employed by the Bank since 1982. He was elected President & CEO in January 2000 and was CFO of the Company and Bank prior to being elected to President and CEO. He received his B.S. degree in Financial Management from Old Dominion University and is a graduate of the School of Financial & Funds Management at the University of Oklahoma. Mr. Morris also graduated from the Virginia Bankers Association sponsored Executive Management School at the University of Virginia. Mr. Morris is very active in the community and serves on many local boards. Mr. Morris serves on many of the Company's internal committees. The Board feels that Mr. Morris's extensive financial background and experience make him an excellent candidate to serve as a director of the Company.

Dr. H. Robert Schappert – Dr. Schappert received his B.S. degree and was named a Henry Rutgers Scholar at Rutgers, the State University of New Jersey, in 1960. He received his Doctorate in veterinary medicine and was elected to Phi Zeta, the honorary veterinary society at the University of Pennsylvania in 1964. He joined Tolley Veterinary Hospital in Newport News in 1966, becoming a co-owner in 1968. In 1988, he assumed full ownership of Beechmont Veterinary Hospital and practiced there until his retirement in 2003. Dr. Schappert is involved in many civic and professional organizations in the community. He is especially active in the LifeLong Learning Society at Christopher Newport University. Dr. Schappert serves on the Strategic Planning Committee, Board Risk Committee, Real Estate and Branch Committee and is Chairman of the Directors Loan Review Committee. Dr. Schappert is Co-Chairman of the Company's Peninsula Regional Board. The Board feels that his organizational skills and business background make Dr. Schappert a valuable asset as a director on the Company's Board.

Robert F. Shuford, Sr. – Mr. Shuford, Sr. received his B.S. degree in Business Administration from the University of North Carolina. He served as an officer in the U.S. Navy Supply Corps. Mr. Shuford, Sr. has an extensive operational background both in the financial industry and other civic and professional organizations with 49 years of service in different capacities for the Company and its affiliates. Mr. Shuford, Sr. serves on many of the Company's internal committees, as well as on the Trust Company's Board. This background enables Mr. Shuford, Sr. to contribute his resulting expertise and perspectives to board discussions regarding strategic planning. In addition, Mr. Shuford, Sr.'s previous service in policy-making positions at other organizations also demonstrates that he has the leadership skills required of a director of the Company.

Robert F. Shuford, Jr. – Mr. Shuford, Jr. received his B.S. in Biomedical Engineering from Duke University, and served as an officer in the U.S. Navy. He has had previous management and technical experience in the operations, sales, and marketing fields as a Director and Vice President at other companies. Mr. Shuford, Jr. is a graduate of the Virginia Bankers Association School of Bank Management. In June 2012, he was promoted to Senior Executive Vice President Officer with executive responsibility for Branch Administration, Retail Services, Facilities, Bank Applications, Information Technology, Electronic Banking, Account Services and Marketing. He has represented the Company in a financial capacity by serving on the local boards of a number of non-profit organizations. Mr. Shuford, Jr. has been appointed by the Mayor and the Governor to serve the City of Hampton and the Commonwealth of Virginia in various capacities. He also serves on many of the Company's internal committees. This experience and management background makes him an excellent candidate to serve as a director of the Company.

Ellen Clark Thacker – Mrs. Thacker received her B.A. in English from Virginia Commonwealth University. Mrs. Thacker worked at BFI Waste Services from 1983 until 2007. She began as an intern and was promoted to District Vice President/General Manager. She was responsible for the overall operational and financial management of the company and managed 50 employees and annual revenues in excess of $20 million. Mrs. Thacker worked as Executive Director of the Gloucester-Mathews Humane Society until November 2012. She is currently Director of the Peninsula SPCA. Mrs. Thacker is affiliated with various organizations in the community. Mrs. Thacker serves on the Executive Committee, Board Risk Committee and Compensation and Benefits Committee and is Chairman of the Company's Audit Committee. She also serves on the Trust Company's Board. The Board feels that Mrs. Thacker is an asset to the Company as a director because of her previous leadership and operational experience, as well as her non-profit experience.

Joseph R. Witt – Mr. Witt received his B.S. in Commerce from the University of Virginia, his M.B.A. from the University of Richmond and is a licensed Certified Public Accountant in the Commonwealth of Virginia. He worked as an auditor and tax accountant for an international accounting firm for five years after graduating from college with a degree in Accounting. He spent eight years as Director of Finance for a national medical distribution company. He joined Ferguson Enterprises in 1996 as Corporate Controller and served as Ferguson's Corporate Treasurer from 1999 to 2008. Mr. Witt joined the Bank in 2008 as an Executive Vice President to head up the Corporate Banking area and has also been serving as Human Resources Director since July 2010. In 2012, Mr. Witt was promoted to Senior Executive Vice President and Chief Administrative Officer with executive responsibility for Commercial Lending, Treasury Services, Credit Administration, Finance, Human Resources and Old Point Mortgage, LLC. He is active in many civic and professional organizations in the community and serves on many of the Company's internal committees, as well as on the Trust Company's Board. The Board feels that Mr. Witt's extensive financial education and experience make him an asset to the Company's Board.

None of the directors currently serves, or has within the past five years served, as a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act.

There are three family relationships among the directors and executive officers. Mr. Shuford, Sr. and Dr. Schappert are married to sisters. Mr. Shuford, Sr. is the father of Mr. Shuford, Jr. Mr. Ishon is the brother-in-law of Mr. Jordan, II. The Board does not believe that these family relationships are material to an evaluation of the ability or integrity of these individuals. The Board is not aware of any involvement in legal proceedings by any of the Company's directors or executive officers that would be material to an evaluation of the ability or integrity of any director or executive officer.

The Board of Directors recommends that stockholders vote "FOR" the individuals nominated above to serve as Directors.

Corporate Governance

The Board of Directors is elected by the Company's stockholders; the Board, in turn, is the Company's governing body, responsible for hiring, overseeing and evaluating management. Management is charged with the day to day operations of the Company and its affiliates.

The Board's primary responsibility is to provide oversight, counseling and direction to management in their efforts to fulfill the corporate strategy in maximizing opportunities, while addressing related business risks. The Board has delegated various responsibilities and authority to different Board committees, which include the Executive Committee, Audit Committee, Directors Loan Committee, Directors Loan Review Committee, Compensation and Benefits Committee and Board Risk Committee.

Management has been delegated the authority and responsibility for managing the Company's lines of businesses in a manner consistent with the Company's Strategic Plan and Code of Ethics, and in accordance with any specific plan, instructions or direction of the Board of Directors or one of the Board's committees. The Chief Executive Officer and management are required to seek the advice and, in appropriate situations, the approval, of the Board with respect to extraordinary actions to be undertaken by the Company.

The Company currently combines the role of Chairman with the role of CEO because it believes that Mr. Shuford, Sr., is most familiar with the Company's business and industry and best suited to lead the Board discussions and execution of strategy. At this time, having one person serve as both Chairman and CEO demonstrates to the Company's employees, stockholders and customers that the Company is under strong leadership. At this time, this structure promotes accountability and effective decision-making. The Company's independent directors bring experience, oversight and expertise from outside the company and industry, while the CEO brings company-specific experience and expertise. The Board believes that the combined role of Chairman and CEO promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance. Mr. Shuford, Sr. also serves as Chairman of the Bank Board of Directors. Mr. Morris serves as President & CEO of the Bank and Mr. Jordan, II serves as President & CEO of the Trust Company. We believe that this leadership structure is currently the most appropriate for the Company.

In addition, Dr. Greene serves as Chairman of the independent directors and presides over executive sessions quarterly with independent directors to discuss matters that they would bring back to management for further discussion. Dr. Greene also presides over executive sessions with independent directors whenever director elections are to be discussed and this information is brought back for discussion and a vote by the full Board. Dr. Greene's professional background, experience and education make him instrumental in serving as Chairman of the independent directors for the Board of Directors. The Board periodically reviews its leadership structure to determine if it is still the most appropriate for the Company.

Board Role in Oversight of Risk

The Board of Directors has responsibility for oversight of the Company's risk. The Board of Directors manages risk through representative participation on the Company's committees. Minutes and reports of committee meetings are reviewed by the Board. Policies for all major risk areas are approved annually by the Board. Independent review and monitoring functions within the Company report to respective committees addressing areas of financial, liquidity, operational, credit, fiduciary, and compliance risks. Committees with a major role in risk oversight are the Audit Committee, Directors Loan Committee, Directors Loan Review Committee, Asset and Liability Committee, Compensation and Benefits Committee, Strategic Planning Committee and Board Risk Committee.

The Audit Committee, composed of independent directors, oversees the Company's management of significant risks by reviewing the scope of work and reports from the Company's independent registered public accounting firm, internal audit, and the regulatory management function. The Senior Loan Review Officer periodically reports to the Audit Committee on the quality of the loan portfolio.

The Directors Loan Committee and Directors Loan Review Committee analyze lending activities, significant credits, and evaluate credit risk. The Director's Loan Review Committee reviews the scope of and reports, from the Loan Review function.

The Asset and Liability Committee and subcommittee thereof monitor and report to the Board on the management of the asset and liability risk of the Company.

The Compensation and Benefits Committee assesses the fairness of, and the risks associated with, the compensation and benefits structure.

The Strategic Planning Committee evaluates global risks in the development of the Company's strategic plan.

The Board Risk Committee oversees the management of the Company's Enterprise Risk Management Program.

As circumstances warrant, the Committees present reports to the Board of Directors regarding the respective committee's analysis of the risks and steps the committee recommends that the Board and management have taken to address these risks.

Board Committees and Attendance

The Board of Directors is comprised of a majority of "independent directors," as defined by the listing standards of the NASDAQ Stock Market. Independent directors do not receive consulting, legal or other fees from the Company other than Board and committee compensation. Although companies affiliated with certain of these directors provide goods and services to the Company, the Board of Directors has determined in accordance with the NASDAQ listing standards that these independent directors have no relationships with the Company that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors are Messrs. Adams, Chisman, Evans, Glasser, Harris, (who will not stand for re-election to the Board at the Annual Meeting), Morgan, Riddle, (who resigned in November 2013), Dr. Clark, (who passed away on November 12, 2013), Dr. Greene and Mrs. Thacker.

The Board reviews each director's independence status on an annual basis to ensure compliance with NASDAQ listing standards. In addition to reviewing the relationships and transactions disclosed under "Compensation and Benefits Committee Interlocks and Insider Participation" and under "Interest of Management in Certain Transactions" below, the Board also considered the relationships discussed below in determining each director's independence status.

The Board considered the relationship between the Company and the law firm of Glasser & Glasser, of which Mr. Glasser is a partner, which law firm received fees of approximately $87 thousand for performance of legal services for one of the Company's subsidiaries in 2013. The Board also considered the relationship of Mr. Glasser and Crown Center Associates with the Company (discussed under "Interest of Management in Certain Transactions"). The Board has determined that these relationships do not interfere with Mr. Glasser's ability to act in an independent manner.

The Board considered the relationship between the Company and Riddle Associates, Inc., of which Mr. Riddle is owner. The Company had active listing agreements with Riddle Associates, Inc. in 2013, but no fees were paid by the Company in 2013 related to these agreements. The Board has determined that the relationship did not interfere with Mr. Riddle's ability to act in an independent manner while Mr. Riddle served as a director.

The Board considered the relationship between the Company and J. R. Chisman Development Company of which Mr. Chisman is owner, which received fees of approximately $5 thousand in 2013 from the Company. The Board has determined that the relationship does not interfere with Mr. Chisman's ability to act in an independent manner.

The Board also considered the relationship of Mr. Morgan and Morgan-Marrow Insurance with the Company (discussed under "Interest of Management in Certain Transactions"). The Board has determined that this relationship does not interfere with Mr. Morgan's ability to act in an independent manner.

During 2013 there were 13 meetings of the Board of Directors of the Company. Each director attended at least 75% of all meetings of the Board and committees on which he or she served.

The independent directors also met in regularly scheduled executive sessions in March, June, September and December of 2013.

The Company has not adopted a formal policy on Board members' attendance at its annual meetings of stockholders, although all Board members are invited and encouraged to attend and, historically, most have done so. All 13 Board members attended the Company's 2013 Annual Meeting of Stockholders.

The Board of Directors of the Company has standing Executive, Audit and Compensation and Benefits Committees.

Executive Committee. Current members of the Executive Committee are Messrs. Shuford, Sr. (Chairman), Harris, Morris and Dr. Greene and Mrs. Thacker. The Executive Committee serves in an advisory capacity, reviewing matters and making recommendations to the Board of Directors. The Executive Committee met four times in 2013.

Compensation and Benefits Committee. The Compensation and Benefits Committee currently consists of four non-employee directors, Dr. Greene, (Chairman), Messrs. Chisman, and Evans, and Mrs. Thacker. During 2013, the Compensation and Benefits Committee consisted of five non-employee directors, Dr. Greene (Chairman), Messrs. Chisman and Evans, Mrs. Thacker and Dr. Clark (until November 12, 2013). The Board of Directors has determined that the members of the Committee are and during 2013 were "non-employee directors" (within the meaning of Rule 16b-3 of the Exchange Act) and "independent directors" (within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules). In addition, no current Committee member is or member serving during 2013 was a current or former employee of the Company or any subsidiary or affiliate. While the Committee members are not required to have certain qualifications or special knowledge, they each have held or currently hold high-level management and employee supervisory positions in their respective fields that include duties relating to compensation of employees at multiple levels.

The Committee reviews and recommends compensation adjustments for all exempt employees (including senior management). The Committee submits its recommendations to the full Board for final approval. The Committee met two times in 2013. The dates, meeting times and agenda items for committee meetings are set in accordance with the subject matter to be discussed and are determined by the Committee Chairman and the Human Resources Director.

The Compensation and Benefits Committee operates under a written charter adopted by the Board of Directors. The Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The Compensation and Benefits Committee Charter is posted on the Company's website of www.oldpoint.com under the About link, then the Investor Relations link and then under the Governance Documents link.

Audit Committee. Current members of the Audit Committee are Mrs. Thacker (Chairman), Messrs. Adams, Evans, Harris, and Dr. Greene. The Board of Directors has determined that all of the members of the Audit Committee satisfy the independence and financial literacy requirements for audit committee members under the NASDAQ listing standards and applicable SEC regulations. In addition, at least one member of the Audit Committee has past employment experience in finance or accounting or comparable experience which results in the individual's financial sophistication. The Board of Directors has also determined that Mr. Evans qualifies as an "audit committee financial expert" within the meaning of applicable regulations of the SEC promulgated pursuant to the Sarbanes-Oxley Act of 2002.

The Audit Committee assists the Board in its financial reporting oversight duties, internal controls, audit function, whistleblower policy, and other matters relating to corporate governance. The Audit Committee is responsible for the appointment, compensation, and oversight of the work of the Company's independent registered public accounting firm. The Audit Committee reviews on a regular basis the work of the Company's internal audit department. It also reviews and approves the scope and detail of the continuous audit program, which is conducted by the internal audit staff to protect against improper and unsound practices and to furnish adequate protection for all assets and records. During 2013, the Audit Committee met four times.

The Audit Committee operates under a written charter adopted by the Board of Directors. The Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The Audit Committee Charter is posted on the Company's website of www.oldpoint.com under the About link, then the Investor Relations link and then under the Governance Documents link.

Nominations. The Board of Directors does not have a standing nominating committee or nominating committee charter because it believes it can have an independent nominating process without a separate nominating committee. Pursuant to a resolution passed by the Board of Directors and consistent with NASDAQ Listing Rules, director nominees are selected and recommended for consideration to the full Board of Directors by a majority of the directors who are independent according to the NASDAQ listing standards. For this purpose, the following directors are or during 2013 were independent: Messrs. Adams, Chisman, Evans, Glasser, Harris, (who will not stand for re-election to the Board at the Annual Meeting), Morgan, Riddle, (who resigned in November 2013), Dr. Clark, (who passed away on November 12, 2013), Dr. Greene and Mrs. Thacker.

In addition to recommending to the full Board whether or not current directors should be nominated for reelection, the independent directors also identify new candidates in the event of a vacancy on the Board. The independent directors identify potential director candidates from a variety of sources, including management, consultants and other individuals likely to possess an understanding of the Company's business and knowledge of suitable candidates. The independent directors evaluate the qualifications of candidates for membership to the Board of Directors. Following this evaluation process, candidates are selected by a majority of the independent directors to be recommended for nomination by the full Board of Directors. The full Board then selects nominees to recommend to the Company's stockholders in the annual election process or appoints new directors to serve until the next annual election.

Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought to complement the existing Board composition. However, in making their nomination recommendations to the Board of Directors, the independent directors consider, among other things, an individual's business experience, industry experience, financial background, geographic representation, breadth of knowledge about issues affecting the Company, time available for meetings and consultation regarding Company matters and other particular skills and experience possessed by the individual. Also, while the Company does not have a formal diversity policy, the independent directors believe that the Board should include directors with diverse experience and backgrounds that reflect the needs of the Board. In addition, the independent directors seek director candidates that will result in the Board of Directors consisting of a majority of independent directors at all times.

The specific experience, qualifications, attributes and/or skills that led the Board to conclude that the director candidates should serve as directors are discussed further in proposal one.

While there are no formal procedures for stockholders to submit director candidate recommendations, the independent directors will consider candidates recommended in writing by stockholders entitled to vote in the election of directors. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate's qualifications to serve as a director. All such stockholder recommendations should be submitted to the attention of the Company's Secretary at the Company's principal office located at 1 West Mellen Street, Hampton, Virginia 23663 and must be received by January 2, 2015 in order to be considered by the independent directors for the next annual election of directors. Any director candidate recommended by a stockholder will be reviewed and considered by the independent directors in the same manner as all other director candidates based on the qualifications described above.

In addition, in accordance with the Company's bylaws, any stockholder entitled to vote in the election of directors may nominate an individual for director. Notice of the intent to make any such stockholder nomination must be in writing and must include sufficient background information with respect to the nominee, including his or her name, address, principal occupation, and a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as a director, sufficient identification of the nominating stockholder, including his or her name, address and principal occupation and a representation by the stockholder of his or her eligibility and intention to appear at the annual meeting (in person or by proxy) to nominate the individual specified in the notice, a description of any arrangements or understandings between the stockholder and the nominee or others regarding the nomination, an indication of the total number of shares expected to be voted for the nominee, and the nominee's written consent to the nomination. Notice of any stockholder nomination must be received by the Company's Secretary at the Company's principal office in Hampton, Virginia, no later than March 3, 2015 for the 2015 Annual Meeting; provided, however, that such notice will not be required to be given more than 90 days prior to the 2015 Annual Meeting.

Compensation and Benefits Committee Interlocks and Insider Participation

Current members of the Compensation and Benefits Committee are Dr. Greene (Chairman), Messrs. Chisman, Evans, and Mrs. Thacker During 2013, the Compensation and Benefits Committee consisted of five non-employee directors, Dr. Greene (Chairman), Messrs. Chisman, Evans and Dr. Clark (until November 12, 2013 and Mrs. Thacker. None of these individuals is or has been an officer or employee of the Company or any of its affiliates. Furthermore, none of the Company's executive officers has served on the board of directors or compensation committee of any company of which an executive officer of such company served as a director of the Company or as a member of the Compensation and Benefits Committee.

During 2013 and through the present time, there have been transactions between the Company's banking subsidiary and certain members of the Compensation and Benefits Committee or their associates, all consisting of extensions of credit by the Bank in the ordinary course of business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other unrelated persons. In the opinion of management, none of these transactions involved more than the normal risk of collectability or presented other unfavorable features.

Stockholder Communications with the Board of Directors

The Company provides an informal process for stockholders to send communications to the Board of Directors. Stockholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to Old Point Financial Corporation, Board of Directors, c/o Corporate Secretary, P.O. Box 3392, Hampton, Virginia 23663 or lmorris@oldpoint.com. Correspondence directed to an individual Board member will be referred, unopened, to that member. Correspondence not directed to a particular Board member will be referred, unopened, to the Chairman of the Board.

Interest of Management in Certain Transactions

Some of the Company's directors, executive officers, and members of their immediate families, and corporations, partnerships and other entities of which such persons are officers, directors, partners, trustees, executors or beneficiaries, are customers of the Bank. All loans and commitments to lend to such individuals were made in the ordinary course of business, upon substantially the same terms, including interest rates and collateral and repayment terms, as those prevailing at the time for comparable transactions with other unrelated persons and in the opinion of management did not involve more than normal risk of collectability or present other unfavorable features. Pursuant to our written Insider Policy, all directors and executive officers (including our named executive officers), who have any direct or indirect financial or other interest in any business that competes with, supplies goods or services to, or is a customer of the Company or the Bank, in an amount greater than $25 thousand or aggregate business dealings with the Company or the Bank greater than $120 thousand per calendar year are considered significant and must be submitted to the Board of Directors for approval. Directors and executive officers are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the proposed business is denied if the Board believes that the director's or executive officer's interest in such business could influence decisions relative to the Company's business, or have the potential to adversely affect the Company's business or the objective performance of the director's function or executive officer's work. The Board of Directors is responsible for overseeing compliance with the Insider Policy.

Mr. Glasser is a partner of the law firm of Glasser & Glasser, which received fees of approximately $87 thousand for performance of legal services for one of the Company's subsidiaries in 2013. Mr. Glasser is also a managing partner of CCA Managing Co. LLC, which is the managing partner of Crown Center Associates. The Bank has a lease with Crown Center Associates for one of its branches. The original lease was a ten-year lease signed August 16, 2000 (eight years prior to Mr. Glasser coming on the Board) with two five-year renewal periods. Approximately 24% of Crown Center Associates is owned by Michael A. Glasser Family LLC, 50% of which is owned by Mr. Glasser's brother. In 2010, the lease was renewed for an additional five-year term from December 1, 2010 to November 30, 2015. The aggregate amount due from the Bank to Crown Center Associates on the renewed lease is $469 thousand from December 1, 2010 through its expiration date of November 30, 2015. The dollar amount of Mr. Glasser's interest in the renewed lease when aggregated with the interests of these immediate family members is approximately $228 thousand.

Mr. Ishon is the President of Hampton Stationery, which provides furniture, stationery and supplies for the Company's subsidiaries. During 2013, Hampton Stationery received approximately $164 thousand for furniture, stationery and supplies.

Mr. Morgan is the President of Morgan-Marrow Insurance, which provided insurance for the Company's subsidiaries. During 2013, Morgan-Marrow received premiums of approximately $165 thousand from the Company or its subsidiaries for this service.

Mr. Glasser's, Mr. Ishon's, and Mr. Morgan's, relationship with the Company and the lease renewal, disclosed above and under "Board Committees and Attendance" were approved by the Board of Directors pursuant to the Insider Policy.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation and Benefits Committee (for purposes of this discussion, the "Committee") of the Board of Directors has responsibility for establishing, implementing and monitoring adherence with the Company's compensation philosophy. The Committee ensures that the total compensation paid to the Company's executive management is fair and reasonable.

Throughout this proxy statement, the individuals who served as the Company's Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO") during 2013, as well as the other executive officers included in the Summary Compensation Table on page 25, are referred to as the "named executive officers" or "NEOs". The Company's senior management includes its NEOs.

General Philosophy

The Company compensates its senior management through a mix of base salary, bonus and, in some years, equity compensation, designed to retain executive talent and to align management's incentives with the long-term interests of stockholders. The process of determining compensation consists of establishing targeted overall compensation of each senior manager and then allocating that compensation between base salary and incentive compensation. At the officer level, the Committee designs the incentive compensation to reward company-wide performance through tying awards primarily to earnings, asset and deposit growth. Currently, the Committee does not tie individual performance to incentive compensation. Generally, the types of compensation and benefits provided to the Company's senior management are intended to be similar to those provided to other executive officers in comparable institutions in Virginia. The Committee believes it is important to have the most capable managers in place and that it would be a disservice if executives were not adequately rewarded.

2013 Say on Pay Vote

In connection with the 2013 annual meeting of stockholders, the Company asked its stockholders to vote on the reasonableness of executive compensation. Although the advisory vote on executive compensation was non-binding, the Committee considered the outcome of this vote when making subsequent compensation decisions for the CEO and other executive officers. At the Company's 2013 annual meeting of stockholders held on May 28, 2013, approximately 96% of the stockholders who voted on the "say-on-pay" proposal approved the compensation of the Company's named executive officers, while approximately 4% voted against. In light of such strong stockholder support, the Committee did not make any significant changes to the Company's executive compensation practices in 2013 compared to 2012.

Board Process

Compensation adjustments and monetary awards to executive officers are recommended by the Committee for approval by the full Board of Directors, which makes the final decisions. Mr. Shuford, Sr., CEO (Company), hereafter referred to as CEO, Mr. Morris, President & CEO (Bank), Mr. Shuford, Jr., Senior Executive Vice President and Chief Operations Officer ("COO") and Mr. Witt, Senior Executive Vice President and Chief Administrative Officer ("CAO"), all of whom serve on the Company's Board of Directors, are not present during deliberations or voting with respect to their compensation.

Generally, on its own initiative, the Committee reviews the individual performance for Mr. Shuford, Sr. and Mr. Morris, and following discussions with those individuals, recommends their compensation levels to the full Board of Directors (excluding Mr. Shuford, Sr. and Mr. Morris). For the remaining NEOs, the CEO and the President & CEO (Bank) make recommendations to the Committee that generally, with minor adjustments, are accepted by the Committee and presented to the full Board of Directors for approval annually during the month of February.

In years when it grants equity compensation to executive officers, the Committee recommends to the full Board of Directors equity grants to the CEO based on the Committee's evaluation of his performance and to other executive officers based on the recommendation of the CEO.

The Committee has not used a compensation consultant for establishing executive compensation.

Targeted Overall Compensation

To assist in establishing the aggregate level of compensation that the Company will pay, the Committee utilizes a peer group analysis prepared by SNL Financial of all financial institutions in Virginia with assets ranging from $600 million to $1.5 billion. The 18 companies comprising the peer group for 2013 were: Access National Corp; American National Bankshares Inc.; C&F Financial Corp; Chesapeake Financial Shares, Inc.; Community Bankers Trust Corporation; Eastern Virginia Bankshares, Inc.; Franklin Financial Corporation; John Marshall Bank; Middleburg Financial Corporation; Monarch Financial Holdings Inc.; National Bankshares Inc.; New Peoples Bankshares, Inc.; Old Point Financial Corp; Southern National Bankcorp of Virginia, Inc.; Valley Financial Corp; Virginia Heritage Bank; WashingtonFirst Bankshares, Inc. and Xenith Bankshares, Inc. Generally, targeted overall compensation correlates to what these financial institutions would offer individuals to fill executive management positions with similar skills and backgrounds to those the Company employs. Additionally, total compensation is established relative to the Company's performance and internal/external peer comparisons.

Based on the peer compensation analysis and review of Company and individual performance during 2013, the targeted overall cash compensation of the CEO in 2013 was established at $319,000, which is $14,000 higher than the targeted cash compensation for 2012 and 2011. This level of compensation is below the $414,035 average of the CEO compensation levels of the Company's peer institutions. While the Company's long-term goal is to bring the CEO's compensation level more in line with the average compensation levels of chief executive officers of the Company's peer institutions, over the past few years, the Company's performance has not warranted this action.

The Committee follows the same process with respect to establishing targeted overall compensation for the other NEOs. While the Committee considers the peer compensation analysis, the responsibilities of the Company's NEOs vary widely and the direct comparisons with the peer group are less helpful. Based upon the Committee's review of the peer compensation analysis and review of Company and individual performance during 2013, the Committee set the overall targeted compensation for the other NEOs at levels that are in the mid-range for positions among the peer group with similar scope of responsibility and required skill level.

Allocation Among Components

Under the Company's 2013 compensation structure, which did not include equity compensation, the approximate mix of base salary and target incentive compensation is as follows:

	Base Salary	Incentive Compensation Target (1)	Equity Compensation

Chief Executive Officer	94%	6%	0%
President & CEO (Bank)	94%	6%	0%
Senior Executive Vice Presidents	94%	6%	0%
Executive Vice Presidents	94%	6%	0%

(1)
Includes target bonus amounts for 2013 under both the Management Incentive Plan for all except the CEO, and the Profit Sharing Plan (including the CEO), plus the CEO's cash bonus amount paid for 2013 (because the CEO cash bonus does not have a target amount).

In allocating compensation among base salary, annual bonus compensation and equity compensation, the Committee believes that the compensation of senior-most levels of management should begin with a base level. Bonus and equity compensation programs are awarded based on Company performance and are designed to encourage good behavior and best practices rather than to encourage risk-based behaviors. Base salaries generally represent a large portion of the executive officers' total cash compensation and are generally considered to be average relative to the Company's peer financial institutions. Base salaries are also based on individual performance components.

The Committee believes that the top levels of management have the greatest ability to influence Company performance. Therefore, the Committee bases annual bonus compensation on Company performance. When the Bank's performance is above budgeted goals, the top levels of management are rewarded. Likewise when the Company's performance does not meet budgeted expectations, the top levels of management receive a lower or no bonus.

In 2013, the overall compensation for executives did not include equity compensation awards because the Company's stock option plan expired in 2008 and has not been replaced. The Company may consider in future years whether to institute a new stock option plan. This will depend on the economic environment and costs associated with establishing a new plan. The Company believes that stock option awards are an important compensation tool used for the retention of executive talent within the organization.

Base Salaries

The Committee strives to provide executive management with a fair and reasonable level of assured cash compensation in the form of base salary given their professional status and accomplishments. The Company has a compensation structure with salary ranges for management including the CEO and other executive managers. These ranges are based on the peer compensation analysis discussed above. The last adjustments to the ranges were made in July 2008 in an effort to remain fair and reasonable within the Company's marketplace. The structure is designed to recruit and retain qualified personnel and is reviewed on an annual basis by the Committee to determine if adjustments to the ranges are appropriate. For 2013, the base salary ranges used for setting salaries were $175 thousand to $350 thousand for the CEO and from $120 thousand to $350 thousand for the other NEOs.

Each February, the Committee recommends the base salary of the CEO within the established range to the Board of Directors. Within this range, the CEO's base salary is determined using the peer compensation analysis in addition to the CEO's individual and Company performance during the prior year. The base salary of the CEO as of March 1, 2013 was $300,000, which reflected no change in base salary since 2009. This decision reflected the Committee's and the Board's view that the CEO's base compensation should remain stationary in a year of troubled economic conditions.

For the executive officers other than the CEO, each February the Committee recommends the executive's base salary within the established range to the Board of Directors, based on the recommendation of the CEO, President & CEO (Bank), and President & CEO (Trust). The base salaries of the other executive officers are determined using the peer compensation analysis in addition to the officer's individual performance during the prior year and the Company's performance during the prior year, based on the same performance objectives discussed above with respect to the CEO.

Bonuses

CEO Bonus

The bonus award for the CEO is both objectively and subjectively determined. The Committee considers the general performance of the Company in the prior year as well as the incentive award earned by the Executive Vice Presidents for the prior year to determine an appropriate bonus for the CEO. The Committee considers each of these factors but does not assign a specific value to any factor. The CEO's bonus award is determined in February after year-end so that the Committee can evaluate year-end results. Due to the performance of the Company in 2013, the CEO received a bonus under this determination for 2013 of $12,000. The bonus was paid in 2014.

Management Incentive Plan

The bonus incentive plan, which is referred to as the Management Incentive Plan, is designed to motivate and reward participants for the achievement of fiscal year financial and non-financial objectives that directly contribute to the overall success of the Company. Non-commissioned exempt employees, except the CEO, hired no later than the last day of the prior year and employed through year-end of the current year are eligible to participate in the Management Incentive Plan. This plan includes all of the Company's NEOs except the CEO.

The target incentive award is the amount that the participant is eligible to receive if the combined, weighted performance against the plan objectives equals an overall achievement level. Goals and incentive awards are established under the plan for the Company and are based on the operating budget. Depending upon the participant's officer level in the Company for 2013, target incentive awards ranged from 1.00% to 5.50% of annual base salary. These ranges were the same as in 2012, reflecting the Committee's and the Board's view that higher net income for 2013 is critical to the continued health of the Company. All the NEOs, except the CEO, in 2013 were eligible for a target bonus award equaling 5.50% of their annual base salary earned for 2013 if all objectives were met, a higher amount if objectives were exceeded, or a lower amount if not all of the objectives were met. The bonus awards for the NEOs participating in this plan are determined before the end of the year and are based on actual year-to-date and estimated end-of-year performance of the established goals.

The bonus awards under the Management Incentive Plan for the NEOs other than the CEO are objectively determined, based on achieving predetermined financial goals such as deposit and income growth during the year. The selected goals relate to ten possible levels of achievement under the plan, with no bonus being paid (absent the exercise of the Board's discretion) for achievement of levels 1-3, the target bonus amount being paid for achievement of level 6 and the maximum bonus amount being paid for achievement of level 10. The bonus amounts to be paid for achievement of levels 1-10 are percentages of each participant's annual base salary, which ranged from 0-17.75% for 2013. The Board of Directors has discretion to increase or decrease the award based on non-financial goal achievements. A list of various projects and the completion status is reviewed in November of each year. Based on the status of these projects to the goals established at the beginning of the year, the Board of Directors determines the non-financial goal achievement level.

The 2013 target bonuses and performance goals for the Company's named executive officers were based on achieving the budget goals for the following performance measures:

•	The Bank's average loan growth (weighting 10%);
•	Reduction of the Bank's troubled assets (weighting 10%);
•	The Bank's average low cost funds growth (weighting 10%);
•	The Trust Company's revenue growth (weighting 10%);
•	Improvements in the Company's net noninterest expense to average assets ratio (weighting 10%);
•	The Company's earnings growth - not including security gains or life insurance proceeds (weighting 40%); and
•	Non-financial goals of the Company as determined by the Board (weighting 10%).
In 2013, the target bonus for the NEOs, other than the CEO, was 5.50% of annual base salary, or a level 6 under the Management Incentive Plan. The target budget goal and the actual outcome for each of these performance measures for 2013 were as follows:

Performance Measurement	Goal	Actual

The Bank's average loan growth	5.13%	-1.50%
Asset Quality Improvement (Criticized Assets to Capital + ALLL)	less than 25.01%	32.71%
The average low cost funds growth	12.00%	9.00%
The Trust Company's revenue growth	6.29%	10.04%
The Company's net noninterest expense to average assets	2.16%	2.30%
The Company's earnings growth (not including security gains or insurance death benefits)	102.61%	45.54%
Non-Financial goals	75.00%	76.00%

In November the Board determined that bonus awards at a level 5 were earned based on actual year-to-date and estimated end-of-year performance of the established goals. The bonus paid, under the Management Incentive Plan equated to a bonus payment of 4.00% of annual base salary for each NEO, other than the CEO and was paid in December 2013.

The November bonus payout determinations based on actual year-to-date and estimated end-of-year performance have historically been very close to actual performance based on year end results. However, actual year end results for 2013 reflected achievement of a level 4 under the Management Incentive Plan. Level 5 was not achieved due to a large write-down on a single piece of property during December 2013. The value of the property declined sharply due to the foreclosure by other banks of similar property in the area. Management reported this difference to the Board in January 2014, but the Board felt that no adjustments to the bonus payouts were needed.

Profit Sharing Plan

An additional plan, which is referred to as the Profit Sharing Plan, is also designed to motivate and reward participants for the achievements of the fiscal year based on the above criteria. All employees, including commissioned employees and the Company's NEOs, are eligible for this plan provided they are hired no later than the last day of the prior year and employed through year-end.

The performance measures used for the Management Incentive Plan are also used to determine payout amounts under the Profit Sharing Plan.

Under the Profit Sharing Plan, each January the Board establishes an overall bonus pool with potential payouts from the pool relating to ten possible levels of achievement under the plan. As with the Management Incentive Plan, no bonus is paid (absent the exercise of the Board's discretion) for achievement of levels 1-3, the target bonus amount is paid for achievement of level 6 and the maximum bonus amount is paid for achievement of level 10. Once the achievement level is determined for the year, payments from the pool are allocated proportionately among all participants in the plan as a percentage of salary earned for 2013. Bonus amounts awarded under the Profit Sharing Plan have traditionally been paid 50% in cash and 50% in the form of a Company contribution to the 401(k) plan, although for 2011, the Profit Sharing Plan bonus amounts awarded were paid 100% in cash. The CEO does participate in this plan. In 2013 the bonus amounts awarded under the Profit Sharing Plan were paid 50% in cash and 50% in the form of a Company contribution to the 401(k) plan.

As was the case with performance under the Management Incentive Plan, when the calculation for determining the payout under the Profit Sharing Plan was conducted in November based on actual year-to-date and estimated end-of-year performance of the established goals, a level 5 was approved and paid out. The payout equated to an award of 1.44% of 2013 salary earned for each participant in the plan. The Profit Sharing Plan bonus was paid in two pieces, as a cash payment equal to 0.72% of each eligible employee's salary earned in 2013, including the NEOs', and a Company contribution to each eligible employee's 401(k) plan equal to 0.72% of each employee's salary earned in 2013, including the NEOs'.

As was the case with performance under the Management Incentive Plan, actual year end results for 2013 reflected achievement of a level 4 under the Profit Sharing Plan. Management reported this difference to the Board in January 2014, but the Board felt that no adjustments to the bonus payouts were needed.

Equity Compensation

Historically, the primary form of equity compensation has been incentive stock options. The Company used stock options because of the favorable accounting treatment and the near universal expectation by employees in the industry that they would receive stock options. Beginning in 2006 the accounting treatment for stock options changed and became less attractive to the Company; however, with the Committee's approval, the Company issued stock options using a multi-year vesting approach which spread the financial impact to the Company over a five-year period. No incentive stock options were granted from 2008 through 2013 because the Company's stock option plan expired in 2008. No additional equity awards may be granted until the Company establishes a new stock incentive plan, which will require stockholder approval.

Severance Pay

The Company does not have any employment contracts with our NEOs. Therefore, their severance pay is determined on a case-by-case basis by the Committee and the Board of Directors.

Perquisites and Other Compensation

One NEO received perquisites or other personal benefits in excess of $10,000 in 2013. These payments are detailed in the table entitled "All Other Compensation".

The Committee reviews any perquisites that the CEO and the other NEOs may receive on an annual basis. In general, the Company does not provide its executives with many of the types of perquisites that other companies offer their executives, such as personal use of a company vehicle or vehicle allowances. Exceptions are made when an NEO has responsibilities, such as sales and customer relationship management, that require certain allowances to be paid. In addition to the base salary and incentive compensation described above, the Company provides its NEOs with the same benefit package available to all of its salaried employees. This package includes:

•	Medical and dental insurance (portion of costs);
•	Medical/dependent care reimbursement plan;
•	Health Savings Plan;
•	Life insurance;
•	Short and long-term disability insurance; and
•	Participation in the Company's 401(k) plan, including the Company match.
Until September 30, 2006, the Company maintained a traditional defined benefit pension plan (the "Employee Retirement Plan"). However, since September 30, 2006, no new participants are being added to the plan, and the benefits under the plan for existing participants have been frozen. As a counterbalance, the Committee enhanced the 401(k) plan effective January 1, 2007. The Company provides an immediately vested safe harbor match of 100% up to 4% of an employee's deferral contribution.

The Company also offers post-retirement life insurance benefits to senior management in the form of a split dollar plan and a Management Section 162 Life Insurance Plan (162 Plan). For the split dollar plan, the Company owns the policy and cash values provide an annual return to the Company while providing a term insurance benefit to the individual employee, utilizing Bank Owned Life Insurance (BOLI) with a portion of the death benefit endorsed to the insured officer through a split dollar agreement. The amount endorsed under the BOLI equaled 300% of the current base salary, with the amount to increase 4% each year through termination or retirement. If the officer remains in the Company's employment through retirement, and has not elected to participate in the 162 Plan discussed below, the officer would receive a post-retirement benefit equal to 50% of the pre-retirement benefit.

Due to the accounting rules issued by The Emerging Issues Task Force of the Financial Accounting Standards Board, the economics of the BOLI have changed for the Company. Beginning in 2008, in lieu of the BOLI, the NEOs that are fully vested in the split dollar plan are eligible to participate in the 162 Plan which offers key executives permanent life insurance protection which they own and maintain from inception of the policy. For any NEO electing to participate in the 162 Plan, the Company pays annual premiums until the individual reaches retirement age. The Company also grosses up the NEO's income with respect to taxes owed in connection with the 162 Plan premiums. During the period leading up to retirement age, the BOLI benefit to the NEO decreases in the same proportion that the 162 Plan benefit increases. As of the end of 2013, all the NEOs took advantage of one or both of these benefits.

Relocation Benefits

The Company does not have a policy providing relocation benefits.

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company generally may not deduct annual compensation of more than $1 million that is paid to certain individuals. To date, the Company's compensation practices have not caused this limit to be reached or exceeded.

Stock Ownership Guidelines

Although the Committee believes that significant levels of stock ownership will assist in retaining qualified and motivated executive officers, the Committee has not established stock ownership guidelines for any of its officers.

The following table summarizes the total compensation for the years ended December 31, 2013, December 31, 2012, and December 31, 2011 of the Company's CEO, Executive Vice President and CFO (Bank), and each of the Company's next three most highly compensated officers.

Summary Compensation Table
Fiscal 2011, 2012 & 2013
Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa-tion (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
Robert F. Shuford, Sr., Chairman, President & CEO (Company)	2013	$300,000	$12,000	$--	$--	$4,298	$5,879	$10,200	$332,377
	2012	$300,000	$16,000	$--	$--	$4,984	$78,049	$11,982	$411,015
	2011	$300,000	$--	$--	$--	$2,084	$55,652	$12,000	$369,736
Laurie D. Grabow, EVP/CFO (Bank)	2013	$180,167	$--	$--	$--	$9,788	$--	$14,773	$204,728
	2012	$175,567	$--	$--	$--	$12,562	$29,515	$14,589	$232,233
	2011	$172,833	$--	$--	$--	$6,213	$12,618	$14,479	$206,143
Louis G. Morris, President & CEO (Bank)	2013	$300,000	$--	$--	$--	$16,298	$--	$21,003	$337,301
	2012	$287,500	$--	$--	$--	$20,572	$60,304	$22,303	$390,679
	2011	$275,000	$--	$--	$--	$1,910	$30,618	$21,803	$329,331
Robert F. Shuford, Jr., SEVP/COO (Bank)	2013	$228,333	$--	$--	$--	$12,405	$--	$9,133	$249,871
	2012	$206,607	$--	$--	$--	$14,783	$7,501	$8,264	$237,155
	2011	$190,667	$--	$--	$--	$6,854	$2,477	$7,627	$207,625
Joseph R. Witt SEVP/CAO (Bank) (5)	2013	$225,333	$--	$--	$--	$12,244	$--	$24,013	$261,590
	2012	$203,794	$--	$--	$--	$14,583	$--	$23,152	$241,529
	2011	$188,183	$--	$--	$--	$6,761	$--	$19,957	$214,901

(1)
The amounts in this column for Mr. Shuford, Sr. for 2012 and 2013 reflect his CEO bonuses of $16,000 and $12,000, respectively, which do not satisfy the criteria for non-equity incentive plan compensation.

(2)
The amounts in this column reflect the bonus amounts paid under the Management Incentive Plan and under the Profit Sharing Plan for each year, based on the performance levels determined under those plans, except that the amount for Mr. Shuford, Sr. and the amount for Mr. Morris for 2011 only reflect bonus amounts paid under the Profit Sharing Plan. In the case of the Profit Sharing Plan, the amounts reflect amounts paid in cash as well as amounts paid in the form of a Company contribution to the 401(k) plan.

(3)
 The amounts in this column reflect the change in the actuarial present value of the named executive officer's benefits under the Employee Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in Note 13 in the Company's Annual Report on Form 10-K to the Company's audited financial statements for the year ended December 31, 2013, and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. The change in pension value for Mr. Shuford, Sr. includes a required in-service distribution of $78,108 in each year presented. For certain of the named executive officers, the change in pension values were negative in 2013 which was driven largely by an increase in the discount rate applied to calculate the present value of future pension payments. For such named executive officers, the changes in pension values are as follows: Mrs. Grabow --$(10,887), Mr. Morris --$(19,029), Mr. Shuford, Jr. --$(3,641). The Company does not offer any nonqualified deferred compensation plans.

(4)	Amounts for 2013 shown in the "All Other Compensation" column are detailed in the chart below.

All Other Compensation – Fiscal 2013
Name	Perquisites and Other Personal Benefits (1)	Tax Gross-Ups and Reimburse-ments (2)	Dividends Paid on Stock/Option Awards	Discounted Securities Purchases	Payments/ Accruals on Termination Plans	Company Contributions to Defined Contribution Plans (3)	Company-Paid Life Insurance Premiums (4)	Other
Robert F. Shuford, Sr.	$--	$--	$--	$--	$--	$10,200	$--	$--
Laurie D. Grabow	$--	$2,572	$--	$--	$--	$7,207	$4,994	$--
Louis G. Morris	$--	$3,673	$--	$--	$--	$10,200	$7,130	$--
Robert F. Shuford, Jr.	$--	$--	$--	$--	$--	$9,133	$--	$--
Joseph R. Witt	$15,000	$--	$--	$--	$--	$9,013	$--	$--

(1)	Only one NEO received perquisites or other personal benefits in excess of $10,000 in 2013. Mr. Witt received a $9,000 Car Allowance and $6,000 in Club Dues.

(2)	The amounts in this column reflect the tax gross-ups for the premiums paid for the 162 Plan for Mrs. Grabow and Mr. Morris.

(3)	The amounts in this column reflect the Company's match of 401(k) plan contributions.

(4)
The amounts in this column reflect the premiums paid for the 162 life insurance plan as follows: Mrs. Grabow, $4,994, and Mr. Morris, $7,130. No amounts are included with respect to the BOLI because the Company had no incremental cost attributable to the BOLI in 2013.

The following table summarizes certain information with respect the Company's Management Incentive Plan and Profit Sharing Plan and reflects the amounts that could have been earned under each such plan for 2013. No option awards were granted in 2013.

Grants of Plan-Based Awards
Fiscal 2013
Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1) (2)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	($) Threshold	($) Target	($) Maximum	(#) Threshold	(#) Target	(#) Maximum
Robert F. Shuford, Sr.	$--	$--	$--	--	--	--	--	--	$--	$--
	$1,083	$2,490	$6,501	--	--	--	--	--	$--	$--
Laurie D. Grabow	$6,283	$9,874	$31,865	--	--	--	--	--	$--	$--
	$648	$1,490	$3,890	--	--	--	--	--	$--	$--
Louis G. Morris	$10,500	$16,500	$53,250	--	--	--	--	--	$--	$--
	$1,083	$2,490	$6,501	--	--	--	--	--	$--	$--
Robert F. Shuford, Jr.	$7,700	$12,100	$39,050	--	--	--	--	--	$--	$--
	$794	$1,826	$4,767	--	--	--	--	--	$--	$--
Joseph R. Witt	$7,595	$11,935	$38,518	--	--	--	--	--	$--	$--
	$783	$1,801	$4,702	--	--	--	--	--	$--	$--

(1)
The amounts in the first row reflect the estimated threshold, target and maximum amounts payable under the Management Incentive Plan for 2013. In years when the amounts paid are based solely on the performance level determined under the plan, such amounts are reported in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table. In years when a portion or all of the amounts paid under the Management Incentive Plan are at the Board's discretion, such discretionary amounts are reported in the "Bonus" column in the Summary Compensation Table. Actual amounts paid under the Management Incentive Plan for 2013 are reported in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table. The threshold, target and maximum amounts noted for the Management Incentive Plan are estimates based on salary amounts at the time the target bonus award percentage and performance goals are determined in January, although the amounts ultimately paid under the plan are based on salaries earned for 2013. The annual Management Incentive Plan is designed to motivate and reward participants for the achievement of fiscal year financial and non-financial objectives that directly contribute to the success of the Company. Participants are paid at the end of the year for that same year's performance. The threshold is the amount received if 60% of the objectives are met. The target is the amount that the participant receives if all targeted achievements are met and the maximum is the amount received if all objectives are exceeded and reach the maximum level of performance allowed by the program's design. Depending on the participant's officer level in the Company, incentive opportunities ranged from 0% to 17.75% of the officer's annual base salary earned for 2013. All exempt employees who are not compensated by commissions are eligible for this program except Mr. Shuford, Sr.

(2)
The amounts in the second row reflect the estimated threshold, target and maximum amounts payable under the Profit Sharing Plan for 2013. In years when the amounts paid are based solely on the performance level determined under the plan, such amounts are reported in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table. In years when a portion or all of the amounts paid under the Profit Sharing Plan are at the Board's discretion, such discretionary amounts are reported in the "Bonus" column in the Summary Compensation Table. Actual amounts paid under the Profit Sharing Plan for 2013 are reported in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table. The threshold, target and maximum amounts noted for the Profit Sharing Plan are estimates based on salary amounts at the time the bonus pool and performance goals are determined in January, although the amounts ultimately paid under the plan are based on salaries earned for 2013 and distributed among the remaining eligible participants, which amounts can be different depending on salary increases and employee departures. All employees, including Mr. Shuford, Sr., are eligible for this program.

The following table includes certain information with respect to all unexercised options held by the NEOs at December 31, 2013. None of the NEOs held any unvested restricted stock at December 31, 2013.

Outstanding Equity Awards at 2013 Fiscal Year-End
Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert F. Shuford, Sr.	4,980	--	--	$20.05	10/18/2017	--	--	--	--
	4,125			$23.83	8/9/2014
Laurie D. Grabow	3,125	--	--	$20.05	10/18/2017	--	--	--	--
	3,125			$23.83	8/9/2014
Louis G. Morris	4,980	--	--	$20.05	10/18/2017	--	--	--	--
	4,125			$23.83	8/9/2014
Robert F. Shuford, Jr.	3,125	--	--	$20.05	10/18/2017	--	--	--	--
	3,125			$23.83	8/9/2014
Joseph R. Witt	1,250	--	--	$20.05	10/18/2017	--	--	--	--

(1)
All outstanding options with expiration dates of August 9, 2014 were vested on the first anniversary of the grant date. Options expiring on October 18, 2017 are vested equally over a five year period beginning October 18, 2008 and were fully vested on October 18, 2012.

No options were exercised by NEOs in 2013. None of the NEOs held restricted stock that vested during 2013.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2013 with respect to certain compensation plans under which equity securities of the Company are authorized for issuance.

Equity Compensation Plan Information
Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders (1)	151,335	$21.66	--	(2)
Equity compensation plans not approved by stockholders	--	--	--
Total	151,335	$21.66	--

(1)	The plan consists of the 1998 Stock Option Plan.

(2)
Includes zero shares available to be granted in the form of options under the 1998 Stock Option Plan, because the 1998 Stock Option Plan has expired and no further awards may be granted under the plan.

The following table shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each NEO under the Employee Retirement Plan, which is described in more detail in the "Compensation Discussion and Analysis."

The Employee Retirement Plan, which covers substantially all full-time employees of the Company and its subsidiaries who had completed one year of service as of September 30, 2006, was frozen as of September 30, 2006. The present value of the accumulated benefit is the value that the officer will receive at retirement or termination of the plan whichever comes first. A participant's monthly retirement benefit (if he or she has 25 years of benefit service at his normal retirement date) is 20% of his or her final five-year's average salary plus 15% of final five-year's average salary in excess of the participant's Social Security Covered Pay. The Social Security Covered Pay is the average pay of the calendar year prior to the year the participant attains his or her Social Security Retirement Age. If the participant has less than 25 years of benefit service at his or her normal retirement date, the participant's monthly retirement benefit will be actuarially reduced by 1/25 for each year of benefit service less than 25 years. Cash benefits under the plan generally commence on retirement, death or other termination of employment and are payable in various forms at the election of the participant.

Pension Benefits
Fiscal 2013
Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Robert F. Shuford, Sr.	Employee Retirement Plan	42	$661,368	$78,108	(3)
Laurie D. Grabow	Employee Retirement Plan	21	$162,729	--
Louis G. Morris	Employee Retirement Plan	24	$395,667	--
Robert F. Shuford, Jr.	Employee Retirement Plan	8	$30,652	--
Joseph R. Witt	Employee Retirement Plan	--	--	--

(1)
Due to the September 30, 2006 freeze, the years of credited service under the Employee Retirement Plan were frozen in 2006 and do not match the NEOs' actual years of service, which are as follows: Mr. Shuford, Sr., 48 years, Mrs. Grabow, 27 years, Mr. Morris, 31 years, Mr. Shuford, Jr., 14 years, and Mr. Witt 5 years.

(2)
The amounts in this column reflect the actuarial present value of each NEO's accumulated benefit under the Employee Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in Note 13 to the Company's audited financial statements for the year ended December 31, 2013, and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Mr. Witt does not meet the qualifications to participate in this plan due to joining the Company after the plan was frozen.

(3)	Due to the requirements of Internal Revenue Code Section 401(a) (9) (C), Mr. Shuford, Sr. was required to take annual distributions from the Employee Retirement Plan beginning in 2009.

Nonqualified Deferred Compensation

The Company does not offer any nonqualified deferred compensation plans.

Potential Payments upon Termination or Change-in-Control

The Company has not entered into employment agreements with any of its executive officers. Therefore, the only payments upon termination that the NEOs would have received, assuming a termination as of December 31, 2013, would have been salary earned through December 31, 2013 and any vested 401(k) Plan or Employee Retirement Plan payouts, which payments would not have been increased or accelerated due to the termination. Our stock option agreements provide that upon a change-in-control, all unvested stock options will immediately vest provided they were granted not less than six months prior to a change-in-control public announcement. This accelerated vesting occurs with respect to all stock option awards granted by the Company, and not only those granted to the named executive officers. If the change-in-control had occurred on December 31, 2013, our named executive officers would not have received any value from this accelerated vesting because all of their options were already vested as of December 31, 2013.

The following table provides compensation information for the year ended December 31, 2013 for each non-employee member of the Company's Board of Directors.

Director Compensation
Fiscal 2013
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in PensionValue and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James Reade Chisman	$18,650	--	--	--	--	--	$18,650
Dr. Richard F. Clark (3)	$17,750	--	--	--	--	--	$17,750
Russell Smith Evans, Jr.	$19,050	--	--	--	--	--	$19,050
Michael A. Glasser	$16,400	--	--	--	--	--	$16,400
Dr. Arthur D. Greene	$21,400	--	--	--	--	--	$21,400
Stephen D. Harris (4)	$15,250	--	--	--	--	--	$15,250
John Cabot Ishon	$26,000	--	--	--	--	--	$26,000
John B. Morgan, II	$16,150	--	--	--	--	--	$16,150
Robert L. Riddle (5)	$19,050	--	--	--	--	--	$19,050
Dr. H. Robert Schappert	$17,150	--	--	--	--	--	$17,150
Ellen Clark Thacker	$20,050	--	--	--	--	--	$20,050

(1)
Robert F. Shuford, Sr., the Company's CEO, Louis G. Morris, the Bank's President and CEO, Robert F. Shuford, Jr., the Bank's SEVP/COO, and Joseph R. Witt, the Bank's SEVP/CAO are not included in this table as they are employees of the Company and the Bank. Their compensation, including any compensation for Board service, is reported in the Summary Compensation Table on page 25.

(2)
As of December 31, 2013, each director had the following number of stock options outstanding: Shuford, Sr. – 9,105; Chisman - 2,500; Clark – 2,500; Evans – 2,500; Glasser – 0; Greene – 2,500; Harris – 2,500; Ishon – 2,500; Morgan – 2,500; Morris – 9,105; Riddle - 1,250; Schappert – 2,500; Shuford, Jr. – 6,250; Thacker - 2,500; and Witt - 1,250. There were no option awards granted to the directors in 2013.

(3)	Dr. Clark passed away on November 12, 2013.

(4)	Mr. Harris is not standing for re-election as a director of the Company at the Annual Meeting.

(5)	Mr. Riddle resigned from the Board in November 2013.

The fees paid in cash were for non-employee director attendance at Board meetings and committee meetings. In addition, each non-employee director was paid an annual retainer fee. Non-employee directors of the Bank and Trust Company receive $400 and $250, respectively, for each Board meeting they attend. The non-employee directors of the Bank and Trust Company receive $150 for each committee meeting they attend. In addition, non-employee directors of the Bank and Trust Company receive an annual retainer fee of $8,000 and $3,000, respectively, except that directors serving on the Bank Board who also serve on the Trust Company Board receive an additional $1,000 instead of $3,000 annual retainer for serving on the Trust Company Board. In addition, the chairman of the Audit Committee and the chairman of the Trust Company Board receive an additional $2,000 annual retainer, and the chairman of the Directors Loan Committee and the Chairman of the Directors Loan Review Committee receive an additional $1,000 retainer. Non-employee directors were eligible to receive awards of non-qualified stock options under the Company's 1998 Stock Option Plan; however, the 1998 Stock Option Plan expired in 2008, and no further awards may be granted under the plan. The Company also pays for all directors and their spouses to attend Board seminars. The Executive Committee considers Board compensation on an annual basis based on an informal survey of board compensation paid by peer financial institutions. Any recommendations for changes in Board compensation by the Executive Committee are presented to the full Board for approval.

Compensation and Benefits Committee Report

Following the drafting of the Compensation Discussion and Analysis ("CD&A"), the Compensation and Benefits Committee reviewed and discussed the CD&A with management. Based on such review and discussions, the Compensation and Benefits Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

Compensation and Benefits Committee
Dr. Arthur D. Greene (Chairman)
James Reade Chisman
Russell Smith Evans, Jr.
Ellen Clark Thacker

Compensation Risk Disclosure

The Company's senior management has assessed the Company's compensation practices in light of the risks in the Company's operations. The Company's senior management has reviewed the SEC Compensation and Corporate Governance-related disclosure requirements and has determined that the Company does not participate in risk-based compensation practices. The Compensation and Benefits Committee concurs with senior management's position that the Company does not engage in compensation practices that encourage excessive risk taking.

In a few cases, commissions are paid as a portion of an individual's compensation; however, the majority of the total compensation is base pay. In these cases, commissions are paid to reward the sale of products and services, however, these individuals have no lending authority/approval/influence. Nominal referral fees are paid to employees from time-to-time as a reward for referring mortgage loans and/or other types of deposit gathering. In addition, a referral program for the Trust business is also in place, which rewards employees monetarily for referring closed sales and retaining current customers for Trust services. The CEO and NEOs do not participate in any commission or referral based compensation

The Company believes that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

PROPOSAL TWO
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that the Company's stockholders have the opportunity to provide an advisory, non-binding vote to approve the Company's executive compensation as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules. Accordingly, the Company's stockholders are hereby given the opportunity to cast an advisory vote to approve or not approve the compensation of the Company's named executive officers as described above, by voting for or against this proposal.

The Compensation and Benefits Committee of the Board of Directors has designed the Company's executive compensation to recruit, retain and motivate employees who play a significant role in the organization's current and future success. The Compensation and Benefits Committee and the Board structure executive compensation to motivate these employees to maximize stockholder value by achieving performance goals while limiting risk appropriately and maintaining the safety and soundness of the organization. For a full description of these executive compensation practices, please see the description provided under the heading "Executive Compensation," including the "Compensation Discussion and Analysis".

The Company believes that its executive compensation and compensation practices and policies are reasonable in comparison to its peer group, are focused on pay-for-performance principles, are strongly aligned with the long-term interest of stockholders and are necessary to attract and retain experienced, highly qualified executives important to the Company's long-term success and the enhancement of stockholder value. The Board of Directors believes that the Company's executive compensation achieves these objectives, and, therefore, recommends that stockholders vote "for" the proposal.

Because this vote is advisory, it will not be binding on the Board of Directors and will not be construed as overruling any decision made by the Board of Directors. The Compensation and Benefits Committee and the Board of Directors will take into account the outcome of this advisory vote when considering future executive compensation arrangements, but they are not required to do so.

Pursuant to the vote of our stockholders at the 2013 Annual Meeting of Stockholders, we will conduct an advisory and non-binding vote to approve the compensation of the Company's named executive officers on an annual basis. The next advisory and non-binding vote to approve the compensation of the Company's named executive officers will occur at the 2015 Annual Meeting of Stockholders.

The Board of Directors recommends that stockholders vote "FOR" this proposal to provide advisory approval of the compensation of the Company's named executive officers.

Audit Committee Report

The Audit Committee of the Board of Directors (for purposes of this report, the "Committee") is composed of five non-employee directors, each of whom satisfies the requirements of FDICIA for Audit Committee members and the independence requirements of the SEC and the NASDAQ Stock Market's listing standards. In addition, the Board of Directors has also determined that Mr. Evans qualifies as an "audit committee financial expert" within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002.

The Committee oversees the Company's financial reporting process on behalf of the Board. Management is responsible for the Company's internal controls, financial reporting process and compliance with applicable laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with Generally Accepted Accounting Principles (GAAP) and for issuing a report thereon. The Committee monitors and oversees these processes and has sole responsibility for the appointment, compensation and evaluation of the Company's independent registered public accounting firm.

In this context, the Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company's audited consolidated financial statements were prepared in accordance with GAAP, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Committee also discussed with management, the independent registered public accounting firm and the Company's internal auditors the adequacy of the Company's system of internal controls.

The Committee discussed with the independent registered public accounting firm matters required to be discussed by the auditing standards of the Public Company Accounting Oversight Board, including Auditing Standard No. 16. Matters discussed include the independent registered public accounting firm's judgments about the quality, not just the acceptability, of the Company's accounting principles and underlying estimates in the Company's consolidated financial statements; all critical accounting policies and practices to be used; all alternative treatments within GAAP for policies and practices related to material items that have been discussed with management of the Company; and other material written communication between the independent registered public accounting firm and the management of the Company, such as any management letter or schedule of unadjusted differences.

The Company's independent registered public accounting firm also provided to the Committee the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Committee concerning independence, and the Committee discussed with the independent registered public accounting firm that firm's independence.

The Committee also discussed with the Company's internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

Based upon the Committee's discussions with management and the independent registered public accounting firm and the Committee's review of the representation of management and the written disclosures and report of the independent registered public accounting firm to the Committee, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Audit Committee
Ellen Clark Thacker (Chairman)
Stephen C. Adams
Russell Smith Evans, Jr.
Dr. Arthur D. Greene
Stephen D. Harris

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Yount, Hyde & Barbour, P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014. Yount, Hyde & Barbour, P.C. rendered audit services to the Company for the fiscal year ended December 31, 2013. These services consisted primarily of the examination and audit of the Company's financial statements, tax reporting assistance, and other audit and accounting matters. In the event that the appointment of Yount, Hyde & Barbour, P.C. is not ratified by stockholders at the Annual Meeting, the Audit Committee will consider making a change in the independent registered public accounting firm for 2015.

A representative of Yount, Hyde & Barbour, P.C. is expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends that stockholders vote "FOR" ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.

Principal Accountant Fees

The following table presents the fees billed for professional audit services rendered by Yount, Hyde & Barbour, P.C., for the audit of the Company's annual financial statements for the years ended December 31, 2013 and 2012, as well as fees billed for other services rendered by Yount, Hyde & Barbour, P.C. during 2013 and 2012. All fees reflected below for 2013 and 2012 were pre-approved in accordance with the Audit Committee Pre-Approval Policy discussed below.

	Years Ended December 31,
	2013	2012
Audit fees (1)	$142,700	$138,400
Audit-related fees (2)	750	0
Tax fees (3)	9,400	10,300
Total fees	$152,850	$148,700

(1)	Audit fees consist of audit and review services, consents and review of documents filed with the SEC.

(2)	Audit-related fees consist of pre-approved consultation concerning financial accounting and reporting standards.

(3)	Tax fees consist of preparation of federal and state income tax returns and consultation regarding tax compliance issues.

The Audit Committee considers the provision of all of the above services to be compatible with maintaining the independence of the Company's independent registered public accounting firm, Yount, Hyde & Barbour, P.C.

Audit Committee Pre-Approval Policy

Pursuant to the terms of the Company's Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company's independent registered public accounting firm. As part of this responsibility, the Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the accountants' independence. The Audit Committee has adopted, and the Board of Directors has ratified, an Audit Committee Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditors may be pre-approved. The Audit Committee has delegated interim pre-approval authority to Mrs. Thacker, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, executive officers, and 10% beneficial owners of the Company's common stock to file reports concerning their ownership of and transactions in the Company's common stock. Based on a review of the reports of changes in beneficial ownership of Company common stock and written representations made to the Company, the Company believes that its officers, directors and 10% beneficial owners complied with all filing requirements under Section 16(a) during 2013.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

The 2015 Annual Meeting of Stockholders is scheduled to be held on May 26, 2015.

If any stockholder intends to propose a matter for consideration at the Company's 2015 Annual Meeting (other than a director nomination), notice of the proposal must be received in writing by the Company's Secretary by March 3, 2015. If any stockholder intends to nominate an individual for director at the Company's 2015 Annual Meeting, notice of the nomination must comply with the Company's bylaws and must be received in writing by March 3, 2015. If any stockholder intends to present a proposal to be considered for inclusion in the Company's proxy materials in connection with the 2015 Annual Meeting, the proposal must comply with SEC Rule 14a-8 and must be received by the Company at its main office in Hampton, Virginia, on or before December 18, 2014.

In addition, the proxy solicited by the Board of Directors for the 2015 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at the meeting if the Company has not received notice of such proposal by March 3, 2015, in writing delivered to the Company's Secretary.

OTHER MATTERS

As of the date of this proxy statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than proposals one, two, and three referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

By Order of the Board of Directors,

Louis G. Morris
Secretary to the Board

ANNUAL REPORT ON FORM 10-K

A copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2013, will be furnished without charge to stockholders upon written request directed to:

Laurie D. Grabow
Executive Vice President/Finance
The Old Point National Bank of Phoebus
1 West Mellen Street
Hampton, Virginia 23663
(757) 728-1251

The Company's Annual Report on Form 10-K can also be viewed on the Investor Relations link on the Company's Internet website at http://www.oldpoint.com.

OLD POINT FINANCIAL CORPORATION

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IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 6:00 p.m., ET, on May 27, 2014.

Vote by Internet

- Go to **www.envisionreports.com/OPOF**
- Or scan the QR code with your smartphone
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Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A **Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and FOR Proposal 3.**

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01 - _____Stephen C. Adams	02 - _____James Reade Chisman	03 - _____Russell Smith Evans, Jr.	04 - _____Michael A. Glasser
05 - _____Dr. Arthur D. Greene	06 - _____John Cabot Ishon	07 - _____John B. Morgan, II	08 - _____Louis G. Morris
09 - _____Dr. H. Robert Schappert	10 - _____Robert F. Shuford, Sr.	11 - _____Robert F. Shuford, Jr.	12 - _____Ellen Clark Thacker
13 - _____Joseph R. Witt			

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08
☐	☐	☐	☐	☐	☐	☐	☐
09	10	11	12	13			
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☐ **CUMULATIVE VOTING:** If you wish to vote shares cumulatively, indicate before the name of each nominee the number of votes you desire to cast for that nominee. See pages 2 and 3 of the proxy statement for an explanation of cumulative voting.

NOTE: If you wish to use cumulative voting, you MUST vote your proxy by mail.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 JNT

1 U P X 1 9 5 9 0 5 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — OLD POINT FINANCIAL CORPORATION

P.O. BOX 3392, HAMPTON, VIRGINIA 23663

PROXY CARD FOR ANNUAL MEETING OF STOCKHOLDERS — May 27, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Terry C. Fuller and Richard S. vonSchilling, as Proxies, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of voting common stock, $5.00 par value, of Old Point Financial Corporation held of record by the undersigned at the close of business on March 18, 2014 at the Annual Meeting of Stockholders, to be held on May 27, 2014, and at any adjournment thereof.

This proxy will be voted in the manner directed by the undersigned. If no direction is made, this proxy will be voted **FOR** the election of all director nominees in Proposal 1, **FOR** Proposal 2 and **FOR** Proposal 3.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

The Proxies are authorized, to the extent entitled, to vote in accordance with their best judgment upon such other business as may properly come before the meeting and at any adjournment thereof.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.   /   /

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Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.